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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 27, 1997, with respect to the consolidated financial statements and schedule of Dailey International Inc. and our report dated January 16, 1998 (except for Note 1 as to which the date is January 28, 1998), with respect to the combined financial statements of Directional Wireline Services, Inc., DAMCO Services, Inc. and DAMCO Tong Services, Inc. included in the Registration Statement on Form S-4 and related Prospectus of Dailey International Inc. for the registration of $275,000,000 of 9 1/2% Senior Notes due 2008, Series B.


                                              ERNST & YOUNG LLP


Houston, Texas
February 27, 1998